Exhibit 10.06
TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
PERFORMANCE SHARES – ADJUSTED EBITDA

Exhibit 10.06

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).
1.    Terms and Conditions. The Award of Performance Shares (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.
2.    Definitions. For purposes of this Award Agreement, “Cause”, “Disability”, “Good Reason”, and “Release” shall have the meaning ascribed to them in the employment agreement to which you are subject, as in effect as of the Grant Date. The following terms shall have the meanings set forth below:
2.1.    "Adjusted EBITDA” means, with respect to the Measurement Period, the cumulative net income before interest, income taxes, depreciation and amortization of Tyson for the Measurement Period, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the audited financial statements for the most recent fiscal year end, as adjusted per Section 4 in the reasonable discretion of the Committee.
2.2.    “Adjusted EBITDA Goal” for the Measurement Period shall be an Adjusted EBITDA of #InternalTarget#.
2.3.    “Award” means the unfunded promise to deliver to you all or a portion of the Performance Shares (or, if applicable, substitute consideration) upon meeting the applicable vesting and performance measures set forth in this Award Agreement.
2.4.    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity; provided such event also constitutes a “change in the ownership of a corporation” or a “change in the effective control of a corporation” within the meaning of Code Section 409A.
2.5.    “Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.
2.6.    "Final Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.
2.7.    “Grant Date” shall mean the date identified as such on the cover page of this Award Agreement.

Exhibit 10.06

2.8.    "Initial Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.
2.9.    "Measurement Period" shall mean the three-fiscal year period from the Initial Measurement Date to the Final Measurement Date.
2.10.    “Performance Shares” shall mean the shares of Tyson's Class A common stock (or, in the event of a Change in Control, the capital stock of the successor entity into which Tyson Class A common stock was converted) subject to this Award Agreement.
2.11.    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.
2.12.    “Tyson” shall mean Tyson Foods, Inc. or any successor thereto.
2.13.    “Vesting Date” shall mean the date identified as such on the cover page of this Award Agreement.
2.14.    “Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.
3.    Vesting.
3.1.    Vesting and Forfeiture. Any Award which has become payable pursuant to the performance measures set forth in Section 4 shall be considered as fully earned by you, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Award will be forfeited back to Tyson in the event of: (i) your Termination of Employment before the Vesting Date, except as otherwise provided in Sections 3.2 through 3.4, or (ii) the failure to satisfy any of the performance measures provided in Section 4.
3.2.    Death or Disability. In the event your Termination of Employment is due to death or Disability before the Vesting Date, you shall fully vest in the Award. Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.
3.3.    Termination by Tyson without Cause or by you for Good Reason. In the event of your Termination of Employment by your Employer other than for Cause, or by you for Good Reason, you shall fully vest in the Award if the applicable performance measures set forth in Section 4 are satisfied contingent upon your timely execution and non-revocation of a Release. Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.

Exhibit 10.06

3.4.    Change in Control. Following a Change in Control that occurs during the Measurement Period, the requirement that you not experience a Termination of Employment prior to the Vesting Date will be excused upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (but prior to the last day of the Measurement Period): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason. If vested, you will be entitled to payment of the Award pursuant to this Section 3.4 based on whichever of the following produces the greater result:  (x) the target level of performance set forth in Section 4(iii), or (y) the actual level of performance determined as of the effective date of the Change in Control, with such actual level measured against the performance benchmarks set forth in Section 4 as adjusted on a pro-rata basis to reflect the period of time elapsed between the Initial Measurement Date and the effective date of the Change in Control (with such proration consideration being for the determination of actual results only, as the Award itself will not be prorated in the event payment is commenced under this Section 3.4).
4.    Performance Measures. The extent, if any, to which you shall have the right to payment of the Award shall depend upon your satisfying one of the continuous employment conditions set forth in Section 3 and the extent to which the applicable performance measure has been satisfied as of the Final Measurement Date, as specified below:
The Award shall have the following performance measures during the Measurement Period:
(i)     If Adjusted EBITDA for the Measurement Period is less than seventy-five percent (75%) of the Adjusted EBITDA Goal, there shall be no payment of Performance Shares to you;
(ii)    If Adjusted EBITDA for the Measurement Period is equal to seventy-five percent (75%) of the Adjusted EBITDA Goal, there shall be a payment of Performance Shares to you equal to fifty percent (50%) of the Award;
(iii)    If Adjusted EBITDA for the Measurement Period is equal to eighty-seven and one half percent (87.5%) of the Adjusted EBITDA Goal, there shall be a payment of Performance Shares to you equal to seventy-five percent (75%) of the Award;
(iv)    If Adjusted EBITDA for the Measurement Period is equal to one hundred percent (100%) of the Adjusted EBITDA Goal, there shall be a payment of Performance Shares to you equal to one hundred percent (100%) of the Award; and
(v)    If Adjusted EBITDA for the Measurement Period is equal to or greater than one hundred fifteen percent (115%) of the Adjusted EBITDA Goal, there shall be a payment of Performance Shares to you equal to one hundred and fifty percent (150%) of the Award.

Exhibit 10.06

Performance between the foregoing benchmarks (ii) to (v) shall result in the payment of a number of Performance Shares to you determined as a matter of applying a straight-line interpolation as follows: (a) if Adjusted EBITDA exceeds the seventy-five percent (75%) benchmark but falls below the eighty-seven and one half percent (87.5%) benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (ii) and the number specified in clause (iii) above; (b) if Adjusted EBITDA exceeds the eighty-seven and one half percent (87.5%) benchmark but falls below the one hundred percent (100%) benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (iii) and the number specified in clause (iv) above, and (c) if Adjusted EBITDA exceeds the one hundred percent (100%) benchmark but falls below the one hundred fifteen percent (115%) benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (iv) and the number specified in clause (v) above.
The Committee shall have the authority to make equitable adjustments to Adjusted EBITDA, or any input or component used to calculate Adjusted EBITDA, where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the Grant Date, (iii) to account for unusual or non-recurring transactions that were not anticipated at the Grant Date, (iv) to account for investments or divestitures that were not anticipated at the Grant Date, (v) to account for significant impairments or restructure-related charges that were not anticipated at the Grant Date, (vi) to account for gains and losses associated with exchange rate impacts, or (vii) if so determined in good faith by the Committee, to reflect any other unusual, non-recurring or unexpected items not reasonably anticipated, and that are outside of the Company’s control or are items otherwise of similar magnitude or significance as any of those listed (i) to (vi) herein. All such adjustments shall be made in a consistent manner and in accordance with the objectives of the Plan.
Notwithstanding the foregoing, if there is a Change in Control prior to the Final Measurement Date, payment of the Award will be based on performance at the level determined in accordance with the provisions of Section 3.4.
5.    Payment of Award. The Performance Shares that may become payable pursuant to this Award Agreement shall be based upon the highest performance determined in accordance with the provisions of Section 4 or, in the event of a Change in Control prior to the Final Measurement Date, based on performance at the level determined in accordance with the provisions of Section 3.4. In other words, the attainment of multiple performance measures under this Award Agreement will not result in the payment of a cumulative number of Performance Shares for each performance measure achieved. Payment of the Award, to the extent earned, shall be made as follows:
5.1    Prior to a Change in Control. If the Final Measurement Date occurs prior to a Change in Control, the Award will be settled in shares of Tyson Class A common stock no later than sixty (60) days after the Final Measurement Date; provided, however, that if the sixty (60)-day period for execution and non-revocation of a Release pursuant to Section 3.3 above will span two (2) calendar years, then the settlement of the Award will occur as soon as practicable after, but no earlier than, the first (1st) day of the second (2nd) calendar year.

Exhibit 10.06

5.2    On and After a Change in Control. If a Change in Control occurs on or prior to the Final Measurement Date, payment of the Award, to the extent earned, will be made (i) in the case that you do not experience a Termination of Employment prior to the Final Measurement Date, within 60 days following the Final Measurement Date, (ii) in the event you experience a Termination of Employment prior to a Change in Control under Sections 3.2 or 3.3, within sixty (60) days following the date of the Change in Control and (iii) in the event you experience a Termination of Employment following a Change in Control under either Section 3.2, 3.3 or 3.4, within sixty (60) days after your Termination of Employment. If Tyson Foods, Inc. is the surviving entity, the Award will be settled in shares of Tyson Class A common stock. If Tyson Foods, Inc. is not the surviving entity, the Award will be settled either (i) in the number and class of shares of capital stock of the successor entity into which each outstanding share of Tyson Class A common stock has been converted pursuant to such Change in Control, unless the Committee determines in its sole discretion to settle the Award in cash; or (ii) if shareholders of Tyson Foods, Inc. receive consideration other than in shares of capital stock of the successor entity, such other consideration received by shareholders of Tyson Foods, Inc. or in cash, as the Committee may determine in its sole discretion.

Notwithstanding any provision in the Award to the contrary, to the extent necessary to avoid the imposition of tax under Code Section 409A, any payment otherwise payable to you upon your Termination of Employment will be suspended and paid as soon as practicable following the end of the six-month period following such effective date of your Termination of Employment if you are then determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of Tyson (or any related “service recipient” within the meaning of Code Section 409A). Any payment suspended by operation of the foregoing sentence will be paid in a lump sum within thirty (30) days following the end of such six-month period.

6.    Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority; provided, however, if you are subject to Section 16 of the Exchange Act on the date the Tax-Related Items are due, the Committee shall determine the method for paying the withholding taxes.

Exhibit 10.06

7.    Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you acknowledge the applicability of Tyson’s clawback policies, as well as any agreement between you and Tyson that provides for the clawback or recovery of any compensation earned or received by you, as in effect on the Grant Date, to any shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you further acknowledge that Tyson may take such actions as are necessary to effectuate the enforcement of such policy or agreement without your further consent or action. Any clawback or recovery of shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock shall be administered in accordance with the provisions of the applicable clawback policy or other such agreement then in effect. For purposes of the foregoing, you further acknowledge that Tyson may issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy or agreement. To the extent that the terms of this Award and any such policy or agreement conflict, then the terms of such policy or agreement shall prevail.
8.    Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.
9.    Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
10.    Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates, prior to the Grant Date, the terms of this Award Agreement shall always control, including, without limitation, the accelerated vesting terms set forth herein. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.
11.    Restrictions on Transfer of Award. The Award shall be transferable only as described under this Award Agreement with respect to payments made by reason of your death. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.
12.    Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

Exhibit 10.06

13.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
14.    No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not confer a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.
15.    No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.
16.    Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments exempt from Section 409A of the Code will be reduced before non-cash payments subject to Section 409A of the Code, followed by non-cash payments subject to Section 409A of the Code, followed by cash payments exempt from Section 409A of the Code, followed by cash payments subject to Section 409A of the Code.
17.    Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.
18.    Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.
19.    Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. To the extent applicable, references to Tyson herein shall be deemed to include a reference any such successor. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

Exhibit 10.06

20.    Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement.
21.    Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.
22.    Section 409A. It is the intent of Tyson that any payment pursuant to the Award be exempt from Code Section 409A, to the maximum extent permitted. However, if any such payment is considered to be “nonqualified deferred compensation” subject to Code Section 409A, such payment will be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. To the extent that some portion of any payment under this Award may be bifurcated and treated as exempt from Code Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt.
23.    Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.
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TYSON FOODS, INC.
By: ./s/ Jacqueline Hanson
Title: EVP, Chief People Officer